Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-217180 on Form S-3 of our reports dated March 30, 2017 relating to the consolidated financial statements of Eagle Bulk Shipping Inc. and subsidiaries for the years ended December 31, 2016 and 2015, and the effectiveness of Eagle Bulk Shipping Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, appearing in the Annual Report on Form 10-K of Eagle Bulk Shipping Inc. and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 18, 2017